EXHIBIT 99.1
                               [Ligand Letterhead]







October 11, 2005

Daniel S. Loeb
Chief Executive Officer
THIRD POINT LLC
390 Park Avenue
New York, NY 10022

Dear Mr. Loeb:

I am disappointed by your response of yesterday afternoon declining my offer to have you meet directly with our lead independent director and me to discuss in greater detail your requests that we were seeking to address in our letter of October 3. Your unwillingness to meet is particularly disconcerting given our proposals to meet with you in London or New York, or telephonically, within the next week to ten days.

Instead of agreeing to what our Board of Directors had hoped would be a productive meeting, you have increased your demands which now include the immediate appointment of three directors employed by or associated with Third Point to the Board and that the Board set an annual meeting to occur before the end of the year, notwithstanding that current financial information is not yet available to our stockholders. Absent the Board's immediate accession to these demands, you advised us your group will initiate legal action to compel an annual meeting.

As to your request for the immediate appointment of yourself and two other directors from Third Point, you declined to provide detailed curricula vitae or other background information regarding such nominees. We again renew our invitation to you to provide this information in accordance with our bylaws and nominating guidelines so that our Nominating Committee can responsibly evaluate those candidates. Without such information, it would be difficult for our Board to consider, and inappropriate for our Board to accede to, your demand.

As to your demand for an annual meeting before year end, our Board continues to desire to work with you to agree on a mutually acceptable date for that meeting. However that meeting should follow the completion of our restatement and a period of time sufficient to allow our stockholders to digest both that financial information and other business updates we would provide in conjunction with the restatement. We do not understand why you, as a fiduciary to (and perhaps ultimate economic owner of) the funds that you manage, would commence costly litigation that could be unnecessary if you were to engage in discussions with us regarding a mutually agreeable date that would be in the interests of all stockholders.


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I intend to convey these demands to the Board. In the meantime, both I and our lead independent director remain prepared to conduct a constructive dialogue with you concerning your issues with regard to the Company. However, it is difficult to do so without having the opportunity for both of us to communicate with you directly on the relevant topics and I certainly do not expect that any of our stockholders will benefit from the confrontations you instead seek to create in court and elsewhere.


Very truly yours,

/s/ David E. Robinson

David E. Robinson
Chairman, President and Chief Executive
Ligand Pharmaceuticals Incorporated

cc:      Board of Directors of Ligand Pharmaceuticals